Exhibit 23.21

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-10 of our report dated February 11, 2015 relating to the consolidated financial statements of Yamana Gold Inc. and subsidiaries (“Yamana”) and our report dated February 17, 2015 on the effectiveness of Yamana’s internal control over financial reporting for the year ended December 31, 2014 incorporated by reference in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Chartered Accountants
Vancouver, Canada
February 17, 2015